                                                                    EXHIBIT 99







FOR IMMEDIATE RELEASE

Contact: Tricia Drennan
Vice President, Corporate Communications & Investor Relations
(703) 873-2390 (phone)
tdrennan@lcc.com

LCC INTERNATIONAL ANNOUNCES FIRST QUARTER RESULTS IN LINE WITH PREVIOUSLY ANNOUNCED ESTIMATES

MCLEAN, VIRGINIA, May 1, 2001 -- LCC International, Inc., (NASDAQ: LCCI) a global leader in wireless voice and data turn-key technical consulting services, today reported revenues for the first quarter of $42.7 million, a 41 percent increase over the same period in 2000.

Reported net income for the first quarter of 2001 was $3.1 million compared to $12.8 million for the first quarter of 2000.

Net income on a pro-forma basis was $0.6 million in the first quarter compared to $0.5 million in the first quarter of last year an increase of 20 percent. Pro-forma results exclude gains attributed to the sale of the Company's tower portfolio in 2000 and 2001. In addition, 2001 pro-forma earnings were also reduced to reflect a $2.5 million recovery of a Malaysian client's account receivable balance that the Company took a charge for in 1997.

Earnings per share in the first quarter were $0.15 per basic and fully diluted share on 20.5 and 21.2 million shares respectively compared to basic earnings per share of $0.64 (on 20.2 million shares) and fully diluted earnings per share of $0.57 (on 22.6 million shares) for the first quarter of last year.

Earnings per share on a pro-forma basis in the first quarter of 2001, were $0.03 basic (on 20.5 million shares) and $0.03 fully diluted (on 21.2 million shares) compared to earnings per share of $0.03 per basic share and $0.02 per fully diluted share (on 20.2 and 22.6 million shares respectively) for the same period in the prior year.

"Our results are in line with the guidance we provided with some additional earnings upside on the one-time gains we recorded," commented C. Thomas Faulders III, chairman and chief executive officer of LCC. "The wireless landscape has continued to evolve and despite what has become a difficult period for the wireless industry, LCC is prepared to leverage the current market opportunity. It is ironic that we have the greatest advances and innovations in the wireless world coming to market at a time when the capital markets are shutting down for smaller carriers and some new licensees. Despite these constraining factors, we are aggressively targeting areas of the market that are growing, such as world wide mobile voice, 2.5G data design and deployment activities, and 3G design in Europe and parts of Asia. Together with appropriate cost cutting measures, a very robust balance sheet and a strong base of established, well financed customers, LCC is remarkably well positioned to weather this storm and emerge stronger and ready to aggressively grow its business."

First quarter revenue decreased 5 percent over 2000 fourth quarter revenue as a result of tight capital markets and delays in the availability of equipment for European 3G markets. Pro-forma net income from operations decreased from $2.2 million to $0.6 million and pro-forma earnings per share decreased from $0.11 to $0.03 over fourth quarter 2000. The 2001 reductions were largely attributed to one-time costs associated with bringing the Company's expenses in line with new revenue estimates.

As previously stated, the Company anticipates revenues for the year 2001 will be between $125 and $130 million with earnings per share between $0.09 and $0.11 excluding one-time gains. The Company expects that revenue in the second and third quarters will decline compared to the first quarter as a result of the soft fixed wireless and 3G market delays but anticipates that the fourth quarter will begin to show growth resulting from technology advancements and equipment availability.

Mr. Faulders concluded, "We are optimistic that the wireless services business around the world will once again begin to expand rapidly as we exit 2001. For the time being however, we have shifted our sales and operational strategies to be in line with current capital expenditure trends and are using this temporary slow down to ensure that we are well prepared to be the leading wireless infrastructure services provider to the 2002 and 2003 wireless marketplace."

ABOUT LCC:
LCC International, Inc. is a global leader in voice and data design, deployment and management services to the wireless telecommunications industry. A pioneer in the industry since 1983, LCC has performed technical services for the largest wireless operators in North and South America, Europe, The Middle East, Africa and Asia.

The Company has worked with all major access technologies and has participated in the success of some of the largest and most sophisticated wireless systems in the world. Through an integrated set of technical business consulting, training, design, deployment, operations and maintenance services, LCC is unique in its ability to provide comprehensive turnkey services to wireless operators around the world.

Statements included in this news release which are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding increased demand for the Company's services, forecasts of revenues, earnings estimates, and related information, all of which are based on current factual information and certain assumptions which management believes to be reasonable at this time.

There are many risks, uncertainties and other factors that can prevent the Company from achieving its goals or cause the Company's results to differ materially from those expressed or implied by these forward-looking statements including, without limitation, changes in demand for the Company's services from external factors, the Company's dependence on hiring and retaining professional staff and key personnel, fluctuations in quarterly results, lengthy sales cycles, intense competition in the marketplace, and those factors highlighted in LCC International, Inc.'s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

In providing projections and other forward-looking statements, the Company does not make, and specifically disclaims, any undertaking or obligation to update them at any time in the future or at all.

                   LCC INTERNATIONAL, INC. AND SUBSIDIARIES
               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                 (UNAUDITED)



                                                                 THREE MONTHS ENDED
                                                                      MARCH 31,
                                                           ------------------------------
                                                                 2000             2001
                                                           --------------   -------------
REVENUES:
    Service...........................................     $       29,297   $      42,655
    Tower ownership and management....................                849              --
                                                           --------------   -------------
                                                                   30,146          42,655
                                                           --------------   -------------
COST OF REVENUES:
    Service...........................................             21,721          32,747
    Tower ownership and management....................                262              --
                                                           --------------   -------------
                                                                   21,983          32,747
                                                           --------------   -------------

GROSS PROFIT..........................................              8,163           9,908
                                                           --------------   -------------

OPERATING (INCOME) EXPENSE:
    Sales and marketing...............................              1,873           2,006
    General and administrative........................              4,046           4,187
    Gain on tower portfolio and administration, net...            (21,218)         (1,605)
    Depreciation and amortization.....................                952             720
                                                            -------------   -------------
                                                                  (14,347)          5,308
                                                            -------------   -------------

OPERATING INCOME......................................             22,510           4,600
                                                            -------------   -------------

OTHER INCOME (EXPENSE):
    Interest income...................................                230             589
    Interest expense..................................               (228)             --
    Other.............................................               (394)            (49)
                                                            -------------   -------------
                                                                     (392)            540
                                                            -------------   -------------
INCOME FROM OPERATIONS BEFORE INCOME TAXES............             22,118           5,140
PROVISION FOR INCOME TAXES............................              9,290           2,056
                                                            -------------   -------------
NET INCOME............................................      $      12,828   $       3,084
                                                            =============   =============

NET INCOME PER SHARE:
    Basic.............................................      $        0.64   $        0.15
                                                            =============   =============
    Diluted...........................................      $        0.57   $        0.15
                                                            =============   =============

PRO-FORMA NET INCOME PER SHARE: (Note 1)
    Basic.............................................      $        0.03   $        0.03
                                                            =============   =============
    Diluted...........................................      $        0.02   $        0.03
                                                            =============   =============

WEIGHTED AVERAGE SHARES USED IN CALCULATION
    OF NET INCOME PER SHARE:
    Basic.............................................             20,160          20,494
                                                            =============   =============
    Diluted...........................................             22,604          21,189
                                                            =============   =============




Note 1 - The pro-forma net income per share for 2000 and 2001 excludes the gain on the tower portfolio and administration. The pro-forma net income per share for the first quarter of 2001 was also reduced to reflect a $2.5 million receipt received as a complete settlement related to a Malaysian client's receivable balance that the Company took a charge for in 1997.

                   LCC INTERNATIONAL, INC. AND SUBSIDIARIES
                    CONDENSED CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)




                                                                                               DECEMBER 31,         MARCH 31,
                                                                                                   2000               2001
                                                                                               ------------    --------------
                                                                                                                 (UNAUDITED)


                                           ASSETS:
Current assets:
      Cash and cash equivalents...........................................................     $     22,271    $       18,863
      Short-term investments..............................................................           20,064            19,986
      Receivables, net of allowance for doubtful accounts of $1,829 and $1,942 at
        December 31, 2000 and March 31, 2001, respectively:
           Trade accounts receivable......................................................           31,306            29,869
           Due from related parties and affiliates........................................              746               634
           Unbilled receivables...........................................................           17,050            20,479
      Deferred income taxes, net..........................................................            1,850             2,513
      Prepaid expenses and other current assets...........................................            1,858             1,771
                                                                                               ------------    --------------
           Total current assets...........................................................           95,145            94,115
Property and equipment, net...............................................................            5,638             5,886
Investments...............................................................................            3,650             5,369
Deferred income taxes, net................................................................            5,066             3,428
Other assets..............................................................................              546               514
                                                                                               ------------    --------------
                                                                                               $    110,045    $      109,312
                                                                                               ============    ==============





                            LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
    Accounts payable......................................................................     $      5,926    $        6,946
    Accrued expenses......................................................................           10,465             9,634
    Accrued employee compensation and benefits............................................           12,420            10,742
    Deferred revenue......................................................................              332               150
    Income taxes payable..................................................................            5,725             5,828
    Other current liabilities.............................................................              817             1,573
                                                                                               ------------    --------------
           Total current liabilities......................................................           35,685            34,873
Other liabilities.........................................................................            5,944             3,020
                                                                                               ------------    --------------
           Total liabilities..............................................................           41,629            37,893
                                                                                               ------------    --------------

Preferred stock:
    10,000 shares authorized; 0 shares issued and outstanding.............................               --                --
Class A common stock, $0.01 par value:
    70,000 shares authorized; 12,040 and 12,088 shares issued and outstanding at
       December 31, 2000 and March 31, 2001, respectively.................................              120               121
Class B common stock, $0.01 par value:
    20,000 shares authorized; 8,450 and 8,447 shares issued and outstanding at
       December 31, 2000 and March 31, 2001, respectively.................................               85                85
Paid-in capital...........................................................................           91,407            91,745
Accumulated deficit.......................................................................          (18,381)          (15,297)
Notes receivable from shareholders........................................................           (2,325)           (2,325)
                                                                                               -------------   --------------
    Subtotal..............................................................................           70,906            74,329
Accumulated other comprehensive loss - foreign currency translation adjustments...........           (2,490)           (2,910)
                                                                                               ------------    --------------
    Total shareholders' equity............................................................           68,416            71,419
                                                                                               ------------    --------------
                                                                                               $    110,045    $      109,312
                                                                                               ============    ==============


                   LCC INTERNATIONAL, INC. AND SUBSIDIARIES
               CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)
                                 (UNAUDITED)


                                                                                                         THREE MONTHS ENDED
                                                                                                               MARCH 31,
                                                                                                     ---------------------------
                                                                                                          2000          2001
                                                                                                     -------------  ------------
Cash flows from operating activities:
      Income from operations..................................................................      $     12,828    $      3,084
      Adjustments to reconcile income from operations to net cash used in operating activities:
           Depreciation and amortization......................................................               952             720
           Provision for doubtful accounts....................................................                --             262
           Deferred income taxes..............................................................             8,753             975
           Gain on sale of tower portfolio....................................................           (21,218)         (1,605)
           Changes in operating assets and liabilities:
               Trade, unbilled, and other receivables.........................................           (11,745)         (2,138)
               Accounts payable and accrued expenses..........................................            (4,737)         (1,489)
               Other current assets and liabilities...........................................               240             791
               Other noncurrent assets and liabilities........................................                (9)         (1,561)
                                                                                                    ------------    ------------
Net cash used in operating activities.........................................................           (14,936)           (961)
                                                                                                    ------------    ------------

Cash flows from investing activities:
      Increase in short term investments, net.................................................           (13,557)             78
      Purchases of property and equipment.....................................................            (1,326)         (1,087)
      Investments.............................................................................                --          (1,732)
      Proceeds from tower portfolio sale, net.................................................            57,655              --
      Purchase of minority interest...........................................................            (7,174)             --
                                                                                                    ------------   -------------
Net cash provided by (used in) investing activities...........................................            35,598          (2,741)
                                                                                                    ------------   -------------

Cash flows from financing activities:
      Proceeds from issuance of common stock, net.............................................               112             162
      Proceeds from exercise of options.......................................................             1,176             132
      Proceeds from line of credit............................................................             9,700              --
      Payments on line of credit..............................................................           (14,235)             --
                                                                                                    ------------    ------------
Net cash provided by (used in) financing activities...........................................            (3,247)            294
                                                                                                    ------------    ------------
Net increase (decrease) in cash and cash equivalents..........................................            17,415          (3,408)
Cash and cash equivalents at beginning of period..............................................             1,951          22,271
                                                                                                    ------------    ------------
Cash and cash equivalents at end of period....................................................      $     19,366    $     18,863
                                                                                                    ============    ============

Supplemental disclosures of cash flow information:
   Cash paid during the quarter for:
           Interest...........................................................................      $        196              --
           Income taxes.......................................................................               413             851

RESULTS OF OPERATIONS

The following table and discussion provide information which management believes is relevant to an assessment and understanding of the Company's consolidated results of operations and financial condition. The discussion should be read in conjunction with the condensed consolidated financial statements.


                                                                        PERCENTAGE OF REVENUES
                                                                          THREE MONTHS ENDED
                                                                                MARCH 31,
                                                                        -----------------------
                                                                           2000          2001
                                                                        ---------      --------
       Revenues:
            Service..............................................            97.2%        100.0%
            Tower ownership and management.......................             2.8           -
                                                                        ---------      --------
                Total revenues...................................           100.0         100.0
                                                                        ---------      --------
       Cost of revenues:
            Service..............................................            72.0          76.8
            Tower ownership and management.......................             0.9           -
                                                                        ---------      --------
                Total cost of revenues...........................            72.9          76.8
                                                                        ---------      --------
       Gross profit:
            Service..............................................            25.1          23.2
            Tower ownership and management.......................             2.0           -
                                                                        ---------      --------
                Total gross profit...............................            27.1          23.2
                                                                        ---------      --------
       Operating (income) expense:
            Sales and marketing..................................             6.2           4.7
            General and administrative...........................            13.4           9.8
            Gain on tower portfolio and administration, net .....           (70.4)         (3.8)
            Depreciation and amortization........................             3.2           1.7
                                                                        ---------      --------
                Total operating (income) expense.................           (47.6)         12.4
                                                                        ----------     --------
       Operating income .........................................            74.7          10.8
                                                                        ---------      --------
       Other income (expense):
            Interest income......................................             0.8           1.3
            Interest expense.....................................            (0.8)           -
            Other................................................            (1.3)         (0.1)
                                                                        ---------      --------
                Total other income (expense).....................            (1.3)          1.2
                                                                        ---------      --------

       Income from operations before income taxes................            73.4          12.0

       Provision for income taxes................................            30.8           4.8
                                                                        ---------      --------
       Net income ...............................................            42.6%          7.2%
                                                                        =========      ========

                      THREE MONTHS ENDED MARCH 31, 2000
                                 COMPARED TO
                      THREE MONTHS ENDED MARCH 31, 2001

      REVENUES. Revenues for the three months ended March 31, 2001 were $42.7 million compared to $30.2 million for the prior year, an increase of $12.5 million or 41%. Increased revenue in North America services of $13.8 million was the largest contributor to the growth, with the XM Satellite contract providing 72% of the North American increase. The North American growth was offset by a reduction of $0.9 million in tower ownership revenue as a result of the tower portfolio sale in the prior year.

      COST OF REVENUES. Cost of revenues for the three months ended March 31, 2001 was $32.8 million compared to $22.0 million for the prior year, an increase of $10.8 million or 49%. As a percentage of total revenues, cost of revenues was 76.8% and 72.9% for 2001 and 2000, respectively. Cost of revenues was higher as a percent of revenue in 2001 because of costs associated with non-billable professional staff, resulting from the reduction or postponement of certain projects.

      GROSS PROFIT. Gross profit for the three months ended March 31, 2001 was $9.9 million compared to $8.2 million for the prior year, an increase of $1.7 million or 21%. The gross profit increase is largely attributable to the increase in revenues. As a percentage of total revenues, gross profit from services was 23.2% and 25.1% for 2001 and 2000. The decline in gross profit margin in 2001 is largely attributable to low utilization of professional staff, resulting from the reduction or postponement of certain projects.

      SALES AND MARKETING. Sales and marketing expenses were $2.0 million for the three months ended March 31, 2001 compared to $1.9 million for the prior year, an increase of $0.1 million. As a percentage of total revenues, sales and marketing was 4.7% and 6.2% for 2001 and 2000, respectively. The increased revenue from large, end-to-end service contracts enabled sales and marketing costs to increase at a lower rate than revenue growth.

      GENERAL AND ADMINISTRATIVE. General and administrative expenses were $4.2 million for the three months ended March 31, 2001 compared to $4.1 million for the prior year. As a percentage of total revenues, general and administrative cost was 9.8% and 13.4% for 2001 and 2000, respectively. General and administrative expenditures in 2001 received a favorable benefit relative to the receipt of $2.5 million received as complete settlement related to a Malaysian client's receivable balance that the Company took a charge for in 1997. When reserves relative to doubtful accounts and the recovery of the Malaysian receivable are excluded, general and administrative expenses are 15.0% and 15.3%, respectively, of 2001 and 2000 revenues.

      GAIN ON TOWER PORTFOLIO SALE AND ADMINISTRATION, NET. During February 2000, the Company entered into an agreement for the sale of tower sites owned or to be constructed for a total purchase price of up to $80.0 million when the sites are conveyed. As part of the sale agreement the Company agreed to lease unoccupied space on the towers, effectively guaranteeing a minimum rent level of $5.2 million on the towers sold. The gain from the tower portfolio sale deferred an amount corresponding to this rent commitment, until the space was leased to another tenant. In the current quarter, the Company recognized $1.6 million of this previously deferred gain.

      DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense was $0.7 million for the three months ended March 31, 2001 compared to $1.0 million for the prior year. The decrease is a result of a reduction in assets due to the Company's tower portfolio sale.

      INTEREST INCOME/EXPENSE. Interest income, net of interest expense, was $0.6 million for the three months ended March 31, 2001 compared to $0.002 million for the prior year. The proceeds from the sale of the towers in 2000 provided sufficient proceeds to repay the Company's credit facility and provide cash balances that generated interest income.

      OTHER EXPENSE. Other expense was $0.05 million for the three months ended March 31, 2001 compared to $0.4 million for the prior year, a decrease of $0.35 million. The decrease is largely attributable to the Company discontinuing the application of the equity method of accounting for the Company's investment in Tecnosistemi during the third quarter of 2000.

      PROVISION FOR INCOME TAXES. The provision for income taxes was recorded for the three months ended March 31, 2001 using an effective income tax rate of 40.0% compared to 42.0% for the comparable period in 2000. The higher tax rate in 2000 reflects non-recurring, permanent differences relative to the tower portfolio sale.

      NET INCOME. Net income was $3.1 million for the three months ended March 31, 2001 compared to $12.8 million in the prior year. Net income was increased from the gain on the sale of the tower portfolio in both years. In addition, 2001 earnings reflect a $2.5 million gain received as complete settlement relative to receivable balances the Company charged against earnings in 1997 from a client in Malaysia who successfully emerged from bankruptcy. Exclusive of these items, the Company had net income of $0.6 million and $0.5 million in 2001 and 2000, respectively.

LIQUIDITY AND CAPITAL RESOURCES

           Cash and equivalents combined with short-term investments at March 31, 2001 provide total liquid assets of $38.8 million. Working capital was $59.2 million at March 31, 2001, a decrease of $0.3 million from December 31, 2000. The Company believes it has sufficient working capital for the next year.


OTHER FINANCIAL INFORMATION

           Backlog was $99.4 million as of March 31, 2001. In addition to backlog, the Company derives significant revenue from Master Service Agreements and similar arrangements. Work derived under such arrangements does not provide a long-term contractual commitment and therefore amounts not currently obligated by a firm order are excluded from backlog calculations. Revenue derived from major accounts under such agreements and other miscellaneous purchase orders for the three months ended March 31, 2001 was 20.0% of total revenue.

           Our contracts typically have provisions that permit customers to terminate their contracts under various circumstances, which includes our nonperformance or for customer convenience. The principal portion of the Company's present backlog arises from Pinnacle Towers Inc., which represents approximately $48.0 million or 48% of the overall backlog.

           With respect to the Company's Tower Services Agreement with Pinnacle Tower Inc., the contract provides that on an annual basis, either party may request a re-negotiation of the pricing, minimum commitments and scope of services. The Company has received notice from Pinnacle of its intention to renegotiate the terms. While the Company cannot predict the outcome, there are no guarantees the current contract will generate specified revenues or the minimum payments of $10.0 million per year for each of the next five years.

           Employee headcount at March 31, 2001 was 831, a decrease of 9.5% relative to December 31, 2000.

CONTACT: LCC International, Inc.
Tricia Drennan, 703/873-2390
tdrennan@lcc.com